Exhibit 99.1

AMENDMENT TO
SECURED PROMISSORY NOTE

THIS AMENDMENT TO SECURED PROMISSORY NOTE (the "Amendment"), dated as of October 30, 2008, is entered into between The Silver Lake Group, LLC (the "Lender"), and VillageEDOCS, Inc., a Delaware corporation (the "Maker").

RECITALS

A. The Maker and the Lender have entered into a SECURED PROMISSORY NOTE dated as of August 1, 2008 (the "Note").

B. The Borrower has requested that the Lender amend the provisions of the Note to modify the repayment schedule and to extend the due date.

AMENDMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Amendment to Note.

Effective October 30, 2008 the Note shall be modified as follows:

1.     The maturity date of the Note is hereby extended to March 31, 2009.

2.     Maker will remit to Lender a payment of $54,500 on or before October 31, 2008, $50,000 of which will be applied to principal and $4,500 of which will be applied to accrued but unpaid interest through October 31, 2008.

3.     The entire outstanding principal balance of the indebtedness evidenced hereby, together with accrued interest thereon, shall be due and payable in a series of five monthly installments of principal and interest, to be paid to the Lender according to the following schedule:

No.	Payment Date	Scheduled Payment	Principal	Interest	Ending Balance
1	11/28/2008	$ 51,509.95	$ 49,009.95	$ 2,500.00	$ 200,990.05
2	12/31/2008	$ 51,509.95	$ 49,500.05	$ 2,009.90	$ 151,490.00
3	1/30/2009	$ 51,509.95	$ 49,995.05	$ 1,514.90	$ 101,494.95
4	2/27/2009	$ 51,509.95	$ 50,495.00	$ 1,014.95	$ 50,999.95
5	3/31/2009	$ 51,509.95	$ 50,999.95	$ 510.00	$ (0.00)

4.     Interest shall be earned at a rate equal to twelve percent (12%) per annum from November 1, 2008.

5.     Except as modified by this Amendment, the provisions of the Note and those set forth in the related Subordinated Security Agreement dated as of August 1, 2008 shall otherwise remain in full force and effect.

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

VILLAGEEDOCS, Inc.	THE SILVER LAKE GROUP, LLC

/s/ K. Mason Conner	/s/ Ricardo A. Salas
K. Mason Conner, in his capacity	Ricardo A. Salas, in his capacity
as President and Chief Executive Officer and not in his individual capacity	as Managing Member and not in his individual capacity